Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Investor Relations
Amy Carpi, (203) 656-7651
amy.carpi@jetblue.com

Corporate Communications
Todd Burke, (718) 709-3089
todd.burke@jetblue.com

JETBLUE ANNOUNCES THIRD QUARTER 2004 EARNINGS

Low-Fare Carrier Reports Fifteenth Consecutive Quarter of Profitability;

Achieves 7.1% Operating Margin

New York, NY (October 28, 2004) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2004:

•                  Operating revenues for the quarter totaled $323.2 million, representing growth of 18.1% over operating revenues of $273.6 million in the third quarter of 2003.

•                  Operating income in the quarter was $23.0 million, resulting in a 7.1% operating margin, compared to operating income of $53.8 million and a 19.7% operating margin in the third quarter of 2003.

•                  Net income for the quarter was $8.4 million, representing earnings of $0.08 per diluted share, compared with third quarter 2003 net income of $29.0 million, or $0.26 per diluted share.

“The combination of a continued weak pricing environment, record high fuel prices and the impact of four major hurricanes in many of our southern markets made for a very challenging quarter,” said David Neeleman, JetBlue’s Chairman and CEO.  “Nonetheless, we are encouraged that the fundamentals of our business continue to be solid:  good demand from our loyal customers, exceptional operating performance, and unit cost performance that, on a fuel neutral basis, improved year over year.  We’re also pleased that our efforts were recognized this quarter as we were voted Best

Domestic Airline for the third consecutive year by the Condé Nast Traveler’s 2004 Readers’ Choice Awards.  JetBlue also won the Best Single-Class Airline award in Condé Nast Traveler’s 2004 Business Travel Awards and scored business travelers’ best rating for value of any airline in the world.”

During the third quarter of 2004, JetBlue achieved a completion factor of 97.9% of scheduled flights compared to 99.8% in 2003.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 79.0% in the third quarter of 2004 compared to 86.2% for the same period in 2003.  JetBlue attained a load factor in the third quarter of 2004 of 84.9%, a decrease of 2.8 points on a capacity increase of 33.3% over the third quarter of 2003.

“We’re extremely proud of the efforts our crewmembers made this quarter in the face of 464 flight cancellations and 90 extra flights caused by the four major hurricanes which impacted our southern cities,” said Dave Barger, President and COO of JetBlue.  “The caring and passion they demonstrated to our customers and each other helped to minimize the disruptions caused by the hurricanes, proving again that it is the strength of our teamwork that truly differentiates JetBlue from the rest of the industry.”

For the third quarter 2004, operating revenues increased by 18.1% over 2003 to $323.2 million.  Revenue passenger miles increased 29.1% from the third quarter of 2003 to 4.2 billion.  Yield per passenger mile was 7.43 cents, down 8.8% compared to 2003 on a 2.7% increase in average length of haul.  Operating revenue per available seat mile (RASM) decreased 11.4% year-over-year to 6.54 cents.  Available seat miles grew 33.3% to 4.9 billion.  Operating expenses for the third quarter were $300.2 million, up 36.6% from the third quarter of 2003.  Operating expense per ASM (CASM) for the third quarter 2004 increased 2.5% year-over-year to 6.08 cents.  During the quarter, fuel price was

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$1.08 per gallon, a 32.7% increase over third quarter 2003 fuel price of $0.81.   JetBlue ended the third quarter with $516.7 million in cash and short-term investments.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 28, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 66 new Airbus A320 aircraft and plans to add another three A320s to its fleet in 2004. The airline has 100 Embraer E190 aircraft on order with options for an additional 100 with deliveries scheduled to begin in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 36 channels of DIRECTV® Programming at every seat.*

Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 262 flights a day and serves 29 destinations in 12 states, Puerto Rico and the Dominican Republic. JetBlue plans to commence service between New York’s JFK and Nassau, The Bahamas on November 1. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583), 1-888-538-2583 if calling from Puerto Rico, or 1-888-751-2241 if calling from the Dominican Republic. This press release, as well as past press releases, can be found on www.jetblue.com.

* DIRECTV® service is not available on flights between New York City and Puerto Rico or the Dominican Republic.

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This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the Embraer E190 aircraft into our operations, our significant fixed obligations and our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices and interest rates, our dependence on the New York market, seasonal fluctuations in our operating results, our reliance on sole suppliers, government regulation, the loss of key personnel and potential problems with our workforce, the potential liability associated with the handling of our customer data and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2004	2003	Change		2004	2003	Change

OPERATING REVENUES
Passenger	$311,602	$264,431	17.8		$900,393	$711,371	26.6
Other	11,613	9,145	27.0		31,543	24,036	31.2
Total operating revenues	323,215	273,576	18.1		931,936	735,407	26.7

OPERATING EXPENSES
Salaries, wages and benefits	86,255	69,875	23.4		247,741	194,603	27.3
Aircraft fuel	68,499	38,295	78.9		175,174	106,719	64.1
Landing fees and other rents	24,699	18,852	31.0		68,084	51,448	32.3
Aircraft rent	17,553	15,673	12.0		52,548	43,659	20.4
Sales and marketing	14,657	15,067	(2.7)		46,423	41,035	13.1
Depreciation and amortization	19,550	13,700	42.7		53,307	35,493	50.2
Maintenance materials and repairs	11,518	5,755	100.1		32,406	14,453	124.2
Other operating expenses	57,499	42,523	35.2		155,516	114,164	36.2
Total operating expenses	300,230	219,740	36.6		831,199	601,574	38.2

OPERATING INCOME	22,985	53,836	(57.3)		100,737	133,833	(24.7)

Operating margin	7.1%	19.7%	(12.6	) pts.	10.8%	18.2%	(7.4	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(14,172)	(7,857)	80.4		(36,512)	(20,074)	81.9
Capitalized interest	2,477	1,405	76.3		5,863	3,647	60.8
Interest income and other	2,520	2,033	24.0		6,000	4,753	26.2
Government compensation ¹	—	—			—	22,761
Total other income (expense)	(9,175)	(4,419)			(24,649)	11,087

INCOME BEFORE INCOME TAXES	13,810	49,417	(72.1)		76,088	144,920	(47.5)

Income tax expense	5,387	20,374			31,014	60,562

NET INCOME	$8,423	$29,043	(71.0)		$45,074	$84,358	(46.6)

EARNINGS PER COMMON SHARE:

Basic	$0.08	$0.29			$0.44	$0.88

Diluted	$0.08	$0.26			$0.41	$0.80

Weighted average shares outstanding:
Basic	103,490	98,913			102,914	95,795

Diluted	110,817	110,797			110,833	106,011

¹ In May 2003 we received $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act. Net of income taxes and profit-sharing, this amounts to $11.5 million, or $0.11 per diluted share for the nine months ended September 30, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2004	2003	Change		2004	2003	Change

Revenue passengers	3,033,338	2,413,505	25.7		8,604,108	6,634,042	29.7
Revenue passenger miles (000)	4,196,006	3,248,958	29.1		11,503,686	8,418,820	36.6
Available seat miles (000)	4,940,080	3,704,841	33.3		13,815,395	9,898,131	39.6
Load factor	84.9%	87.7%	(2.8	) pts.	83.3%	85.1%	(1.8	) pts.
Breakeven load factor (1)	80.8%	72.6%	8.2	pts.	76.1%	71.7%	4.4	pts.
Aircraft utilization (hours per day)	13.6	13.2	2.9		13.5	13.1	3.3

Average fare	$102.73	$109.56	(6.2)		$104.65	$107.23	(2.4)
Yield per passenger mile (cents)	7.43	8.14	(8.8)		7.83	8.45	(7.4)
Passenger revenue per available seat mile (cents)	6.31	7.14	(11.6)		6.52	7.19	(9.3)
Operating revenue per available seat mile (cents)	6.54	7.38	(11.4)		6.75	7.43	(9.2)
Operating expense per available seat mile (cents)	6.08	5.93	2.5		6.02	6.08	(1.0)
Airline expense per available seat mile (cents) (1)	6.00	5.91	1.6		5.96	6.06	(1.7)

Departures	22,893	17,175	33.3		65,883	48,719	35.2
Average stage length (miles)	1,383	1,334	3.7		1,344	1,255	7.1
Average number of operating aircraft during period	61.8	45.8	35.0		58.6	42.1	39.2
Average fuel cost per gallon (cents)	107.93	81.33	32.7		99.21	85.37	16.2
Fuel gallons consumed (000)	63,466	47,087	34.8		176,561	125,014	41.2
Percent of sales through jetBlue.com during period	75.0%	73.7%	1.3	pts.	75.7%	72.4%	3.3	pts.
Full-time equivalent employees at period end (1)					6,127	4,548	34.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30,	December 31,
	2004	2003
Cash and cash equivalents	$466,236	$570,695
Total assets	2,646,891	2,185,757
Total debt	1,399,308	1,108,595
Stockholders’ equity	752,111	671,136

NON-GAAP FINANCIAL MEASURES (2)
(in thousands)

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2004
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$300,230	$831,199
Less: Reported aircraft fuel	(68,499)	(175,174)
Add: Aircraft fuel at prior period cost per gallon	51,617	150,722
Profit-sharing impact	2,532	3,668
Fuel neutral operating expenses	$285,880	$810,415

Fuel neutral operating margin	11.6%	13.0%
Fuel neutral operating expense per available seat mile (cents)	5.79	5.87

(1) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

(2) In management’s view, comparative analysis of results can be enhanced by excluding the significant increase in the price of aircraft fuel, which is largely beyond our control.

SOURCE: JetBlue Airways Corporation